Exhibit 17(b)

Schedule of investments

October 31, 2010

Legg Mason ClearBridge Appreciation Fund

Security	Shares	Value
Common Stocks — 95.1%
Consumer Discretionary — 10.1%
Auto Components — 0.4%
Johnson Controls Inc.	495,050	$17,386,156
Hotels, Restaurants & Leisure — 2.1%
Marcus Corp.	1,198,910	15,370,026
McDonald’s Corp.	699,370	54,390,005
Yum! Brands Inc.	400,590	19,853,241

Total Hotels, Restaurants & Leisure		89,613,272

Internet & Catalog Retail — 1.0%
Amazon.com Inc.	243,170	40,157,094	*
Media — 4.7%
Cablevision Systems Corp., New York Group, Class A Shares	1,099,900	29,411,326
Comcast Corp., Class A Shares	3,397,360	69,917,669
Walt Disney Co.	2,697,560	97,408,891

Total Media		196,737,886

Specialty Retail — 1.9%
Home Depot Inc.	1,577,750	48,720,920
Staples Inc.	1,631,160	33,389,845

Total Specialty Retail		82,110,765

Total Consumer Discretionary		426,005,173

Consumer Staples — 12.0%
Beverages — 1.9%
Coca-Cola Co.	688,280	42,205,330
PepsiCo Inc.	599,450	39,144,085

Total Beverages		81,349,415

Food & Staples Retailing — 3.8%
CVS Caremark Corp.	872,360	26,275,483
Wal-Mart Stores Inc.	2,497,740	135,302,576

Total Food & Staples Retailing		161,578,059

Food Products — 3.1%
General Mills Inc.	902,470	33,878,724
H.J. Heinz Co.	800,000	39,288,000
Kraft Foods Inc., Class A Shares	1,776,080	57,314,101

Total Food Products		130,480,825

Household Products — 3.2%
Kimberly-Clark Corp.	635,550	40,255,737
Procter & Gamble Co.	1,498,640	95,268,545

Total Household Products		135,524,282

Total Consumer Staples		508,932,581

Energy — 9.7%
Energy Equipment & Services — 1.2%
Halliburton Co.	204,720	6,522,379
Schlumberger Ltd.	241,590	16,884,725
Weatherford International Ltd.	1,665,630	27,999,240	*

Total Energy Equipment & Services		51,406,344

Oil, Gas & Consumable Fuels — 8.5%
Apache Corp.	226,424	22,873,352

See Notes to Financial Statements.

Legg Mason ClearBridge Appreciation Fund 2010 Annual Report

Legg Mason ClearBridge Appreciation Fund

Security	Shares	Value
Oil, Gas & Consumable Fuels — continued
Chevron Corp.	277,260	$22,904,449
El Paso Corp.	4,100,000	54,366,000
Exxon Mobil Corp.	1,900,000	126,293,000
Newfield Exploration Co.	814,260	48,546,181	*
Petrohawk Energy Corp.	1,300,000	22,113,000	*
Petroleo Brasileiro SA, ADR	383,280	13,077,514
Spectra Energy Corp.	2,000,001	47,540,024

Total Oil, Gas & Consumable Fuels		357,713,520

Total Energy		409,119,864

Exchange Traded Funds — 0.7%
SPDR Gold Trust	211,660	28,074,582	*
Financials — 13.2%
Capital Markets — 0.9%
Charles Schwab Corp.	1,904,000	29,321,600
Goldman Sachs Group Inc.	53,980	8,688,081

Total Capital Markets		38,009,681

Commercial Banks — 0.9%
Wells Fargo & Co.	1,527,890	39,847,371
Diversified Financial Services — 2.5%
Bank of America Corp.	2,210,770	25,291,209
Citigroup Inc.	5,517,490	23,007,933	*
JPMorgan Chase & Co.	1,571,910	59,150,973

Total Diversified Financial Services		107,450,115

Insurance — 6.0%
Berkshire Hathaway Inc., Class A Shares	684	81,601,200	*
MetLife Inc.	476,765	19,227,933
Travelers Cos. Inc.	2,797,280	154,409,856

Total Insurance		255,238,989

Real Estate Investment Trusts (REITs) — 2.2%
Annaly Capital Management Inc.	2,597,820	46,007,392
Chimera Investment Corp.	11,000,000	45,100,000

Total Real Estate Investment Trusts (REITs)		91,107,392

Real Estate Management & Development — 0.7%
Forest City Enterprises Inc., Class A Shares	1,871,950	27,311,751	*

Total Financials		558,965,299

Health Care — 8.8%
Biotechnology — 0.9%
Amgen Inc.	650,000	37,173,500	*
Health Care Providers & Services — 0.7%
AmerisourceBergen Corp.	979,480	32,146,534
Pharmaceuticals — 7.2%
Abbott Laboratories	773,820	39,712,442
Bristol-Myers Squibb Co.	973,390	26,184,191
Johnson & Johnson	1,405,450	89,485,002
Merck & Co. Inc.	1,533,740	55,644,087
Novartis AG, ADR	822,540	47,666,193

See Notes to Financial Statements.

Legg Mason ClearBridge Appreciation Fund 2010 Annual Report

Schedule of investments (cont’d)

October 31, 2010

Legg Mason ClearBridge Appreciation Fund

Security	Shares	Value
Pharmaceuticals — continued
Pfizer Inc.	2,628,950	$45,743,730

Total Pharmaceuticals		304,435,645

Total Health Care		373,755,679

Industrials — 13.0%
Aerospace & Defense — 2.2%
Boeing Co.	241,170	17,036,249
Honeywell International Inc.	870,550	41,011,610
Raytheon Co.	808,940	37,275,955

Total Aerospace & Defense		95,323,814

Air Freight & Logistics — 1.6%
United Parcel Service Inc., Class B Shares	1,000,000	67,340,000
Commercial Services & Supplies — 1.3%
Waste Management Inc.	1,546,990	55,258,483
Construction & Engineering — 0.2%
Quanta Services Inc.	514,700	10,119,002	*
Industrial Conglomerates — 6.0%
3M Co.	690,380	58,143,804
General Electric Co.	3,743,880	59,976,958
McDermott International Inc.	1,188,850	18,343,955	*
Tyco International Ltd.	836,960	32,038,829
United Technologies Corp.	1,119,990	83,741,652

Total Industrial Conglomerates		252,245,198

Machinery — 0.8%
Eaton Corp.	365,630	32,478,913
Road & Rail — 0.9%
Norfolk Southern Corp.	591,469	36,369,429

Total Industrials		549,134,839

Information Technology — 18.1%
Communications Equipment — 1.9%
Cisco Systems Inc.	3,600,000	82,188,000	*
Computers & Peripherals — 2.2%
Apple Inc.	276,540	83,202,590	*
EMC Corp.	487,350	10,239,223	*

Total Computers & Peripherals		93,441,813

Internet Software & Services — 3.4%
eBay Inc.	879,520	26,218,491	*
Google Inc., Class A Shares	125,840	77,138,662	*
VeriSign Inc.	1,184,740	41,169,715	*

Total Internet Software & Services		144,526,868

IT Services — 4.0%
Automatic Data Processing Inc.	970,130	43,093,175
International Business Machines Corp.	449,540	64,553,944
Visa Inc., Class A Shares	759,090	59,338,065

Total IT Services		166,985,184

Semiconductors & Semiconductor Equipment — 1.9%
Intel Corp.	2,748,710	55,166,609
Texas Instruments Inc.	823,110	24,339,363

Total Semiconductors & Semiconductor Equipment		79,505,972

See Notes to Financial Statements.

Legg Mason ClearBridge Appreciation Fund 2010 Annual Report

Legg Mason ClearBridge Appreciation Fund

Security			Shares	Value
Software — 4.7%
Citrix Systems Inc.			464,780	$29,778,455	*
Intuit Inc.			300,000	14,400,000	*
Microsoft Corp.			3,767,870	100,376,057
Oracle Corp.			1,900,000	55,860,000

Total Software				200,414,512

Total Information Technology				767,062,349

Materials — 5.6%
Chemicals — 4.9%
Celanese Corp., Series A Shares			1,738,880	61,991,072
E.I. du Pont de Nemours & Co.			537,490	25,412,527
Ecolab Inc.			499,540	24,637,313
Monsanto Co.			368,220	21,879,633
PPG Industries Inc.			949,140	72,799,038

Total Chemicals				206,719,583

Paper & Forest Products — 0.7%
International Paper Co.			1,270,730	32,124,054

Total Materials				238,843,637

Telecommunication Services — 3.1%
Diversified Telecommunication Services — 2.4%
AT&T Inc.			2,388,200	68,063,700
Verizon Communications Inc.			999,090	32,440,452

Total Diversified Telecommunication Services				100,504,152

Wireless Telecommunication Services — 0.7%

American Tower Corp., Class A Shares			555,530	28,670,903	*

Total Telecommunication Services				129,175,055

Utilities — 0.8%

Independent Power Producers & Energy Traders — 0.8%

NRG Energy Inc.			1,598,592	31,827,967	*

Total Investments before Short-term Investments (Cost — $3,041,832,676)				4,020,897,025

	Rate	Maturity Date	Face Amount
Short-Term Investments — 4.9%
Repurchase Agreements — 4.9%
Interest in $350,035,00 joint tri-party repurchase agreement dated 10/29/10 with RBS Securities Inc.; Proceeds at maturity — $206,087,950; (Fully collateralized by various U.S. government agency obligations, 1.500% to 4.500% due 12/31/13 to 2/15/36; Market value — $210,206,294) (Cost — $206,084,000)	0.230%	11/1/10	$206,084,000	206,084,000

Total Investments — 100.0% (Cost — $3,247,916,676#)				4,226,981,025

Other Assets in Excess of Liabilities — 0.0%				429,911

Total Net Assets — 100.0%				$4,227,410,936

*	Non-income producing security.
#	Aggregate cost for federal income tax purposes is $3,252,709,194.

Abbreviations used in this schedule:
ADR	— American Depositary Receipt
SPDR	— Standard & Poor’s Depositary Receipts

See Notes to Financial Statements.

Legg Mason ClearBridge Appreciation Fund 2010 Annual Report

Statement of assets and liabilities

October 31, 2010

Assets:
Investments, at value (Cost — $3,247,916,676)	$4,226,981,025
Cash	279
Receivable for securities sold	11,787,271
Receivable for Fund shares sold	8,064,958
Dividends and interest receivable	5,267,843
Prepaid expenses	125,087

Total Assets	4,252,226,463

Liabilities:
Payable for securities purchased	10,172,726
Payable for Fund shares repurchased	9,886,050
Investment management fee payable	2,064,099
Distribution fees payable	1,145,672
Trustees’ fees payable	158,245
Accrued expenses	1,388,735

Total Liabilities	24,815,527

Total Net Assets	$4,227,410,936

Net Assets:
Par value (Note 7)	$3,213
Paid-in capital in excess of par value	3,441,753,670
Undistributed net investment income	51,207,634
Accumulated net realized loss on investments and foreign currency transactions	(244,628,670)
Net unrealized appreciation on investments and foreign currencies	979,075,089

Total Net Assets	$4,227,410,936

Shares Outstanding:
Class A	203,306,846
Class B	24,307,961
Class C	28,680,093
Class FI	19,500
Class R	418,306
Class I	34,446,655
Class IS	30,136,814

Net Asset Value:
Class A (and redemption price)	$13.23
Class B*	$12.81
Class C*	$12.85
Class FI (and redemption price)	$13.24
Class R (and redemption price)	$13.18
Class I (and redemption price)	$13.17
Class IS (and redemption price)	$13.21
Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 5.75%)	$14.04

*	Redemption price per share is NAV of Class B and C shares reduced by a 5.00% and 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

Legg Mason ClearBridge Appreciation Fund 2010 Annual Report

Statement of operations

For the Year Ended October 31, 2010

Investment Income:
Dividends	$98,124,852
Interest	307,594
Less: Foreign taxes withheld	(542,777)

Total Investment Income	97,889,669

Expenses:
Investment management fee (Note 2)	24,182,803
Distribution fees (Notes 2 and 5)	13,934,824
Transfer agent fees (Note 5)	8,122,670
Trustees’ fees	381,484
Shareholder reports	241,660
Registration fees	131,385
Legal fees	98,048
Insurance	82,739
Audit and tax	67,400
Custody fees	19,851
Miscellaneous expenses	32,177

Total Expenses	47,295,041

Less: Fee waivers and/or expense reimbursements (Notes 2 and 5)	(226)

Net Expenses	47,294,815

Net Investment Income	50,594,854

Realized and Unrealized Gain (Loss) on Investments and Foreign Currency Transactions (Notes 1 and 3):
Net Realized Gain (Loss) From:
Investment transactions	43,324,589
Foreign currency transactions	(18,505)

Net Realized Gain	43,306,084

Change in Net Unrealized Appreciation (Depreciation) From:
Investments	465,504,802
Foreign currencies	10,740
Change in Net Unrealized Appreciation (Depreciation)	465,515,542
Net Gain on Investments and Foreign Currency Transactions	508,821,626
Proceeds from Settlement of a Regulatory Matter (Note 9)	6,200,807
Increase in Net Assets From Operations	$565,617,287

See Notes to Financial Statements.

Legg Mason ClearBridge Appreciation Fund 2010 Annual Report

Statements of changes in net assets

For the Year Ended October 31, 2010, the Period Ended October 31, 2009 and the Year Ended December 31, 2008	2010	2009†	2008
Operations:
Net investment income	$50,594,854	$40,550,189	$54,955,783
Net realized gain (loss)	43,306,084	(251,621,303)	(13,118,237)
Change in net unrealized appreciation (depreciation)	465,515,542	686,833,462	(1,663,129,844)
Proceeds from settlement of a regulatory matter (Note 9)	6,200,807	—	—

Increase (Decrease) in Net Assets From Operations	565,617,287	475,762,348	(1,621,292,298)

Distributions to Shareholders From (Notes 1 and 6):
Net investment income	(45,000,458)	(15,750,026)	(42,679,488)
Net realized gains	—	—	(174,472,260)

Decrease in Net Assets From Distributions to Shareholders	(45,000,458)	(15,750,026)	(217,151,748)

Fund Share Transactions (Note 7):
Net proceeds from sale of shares	523,014,553	568,581,815	1,259,976,521
Reinvestment of distributions	41,821,204	14,675,677	207,812,387
Cost of shares repurchased	(907,368,617)	(762,419,574)	(1,771,372,853)

Decrease in Net Assets From Fund Share Transactions	(342,532,860)	(179,162,082)	(303,583,945)

Increase (Decrease) in Net Assets	178,083,969	280,850,240	(2,142,027,991)

Net Assets:
Beginning of year	4,049,326,967	3,768,476,727	5,910,504,718

End of year*	$4,227,410,936	$4,049,326,967	$3,768,476,727

* Includes undistributed net investment income of:	$51,207,634	$39,651,849	$14,851,686

†	For the period January 1, 2009 through October 31, 2009.

See Notes to Financial Statements.

Legg Mason ClearBridge Appreciation Fund 2010 Annual Report

Financial highlights

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class A Shares[1]	2010	2009[2]	2008[3]	2007[3]	2006[3,4]	2005[3,4]
Net asset value, beginning of year	$11.67	$10.35	$15.24	$15.47	$14.42	$14.67
Income (loss) from operations:
Net investment income	0.16	0.12	0.17	0.14	0.13	0.09
Net realized and unrealized gain (loss)	1.53	1.25	(4.46)	1.14	1.94	0.52
Proceeds from settlement of a regulatory matter	0.01	—	—	—	—	—

Total income (loss) from operations	1.70	1.37	(4.29)	1.28	2.07	0.61

Less distributions from:
Net investment income	(0.14)	(0.05)	(0.13)	(0.13)	(0.13)	(0.07)
Net realized gains	—	—	(0.47)	(1.38)	(0.89)	(0.79)

Total distributions	(0.14)	(0.05)	(0.60)	(1.51)	(1.02)	(0.86)

Net asset value, end of year	$13.23	$11.67	$10.35	$15.24	$15.47	$14.42

Total return[5]	14.66%[6]	13.25%	(28.98)%	8.14%	14.57%	4.15%

Net assets, end of year (millions)	$2,690	$2,604	$2,513	$3,786	$3,817	$3,587
Ratios to average net assets:

Gross expenses	1.05%	1.07%[7]	0.99%	0.95%	0.96%[8]	0.96%
Net expenses	1.05	1.07 [7]	0.99	0.95	0.95 [8,9]	0.96
Net investment income	1.30	1.42 [7]	1.24	0.85	0.88	0.61

Portfolio turnover rate	21%	20%	39%	45%	33%	53%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the period January 1, 2009 through October 31, 2009.
[3]	For the year ended December 31.
[4]	Represents a share of capital stock outstanding prior to April 16, 2007.
[5]

Performance figures, exclusive of sales charges, may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[6]	The total return reflects a payment received due to the settlement of a regulatory matter. Absent this payment, the total return would have been 14.57% (Note 9).
[7]	Annualized.
[8]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 0.94% and 0.93%, respectively.

[9]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Legg Mason ClearBridge Appreciation Fund 2010 Annual Report

Financial highlights (cont’d)

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class B Shares[1]	2010	2009[2]	2008[3]	2007[3]	2006[3,4]	2005[3,4]
Net asset value, beginning of year	$11.25	$10.03	$14.80	$15.08	$14.09	$14.40

Income (loss) from operations:

Net investment income (loss)	0.03	0.03	0.03	(0.02)	(0.01)	(0.03)
Net realized and unrealized gain (loss)	1.47	1.21	(4.30)	1.12	1.89	0.51
Proceeds from settlement of a regulatory matter	0.07	—	—	—	—	—

Total income (loss) from operations	1.57	1.24	(4.27)	1.10	1.88	0.48

Less distributions from:

Net investment income	(0.01)	(0.02)	(0.03)	—	—	(0.00)[5]
Net realized gains	—	—	(0.47)	(1.38)	(0.89)	(0.79)

Total distributions	(0.01)	(0.02)	(0.50)	(1.38)	(0.89)	(0.79)

Net asset value, end of year	$12.81	$11.25	$10.03	$14.80	$15.08	$14.09

Total return[6]	13.99%[7]	12.36%	(29.76)%	7.18%	13.55%	3.31%

Net assets, end of year (millions)	$311	$376	$414	$754	$912	$986

Ratios to average net assets:

Gross expenses	2.09%	2.14%[8]	1.97%	1.88%	1.87%[9]	1.80%
Net expenses	2.09	2.14 [8]	1.97	1.88	1.87 [9,10]	1.80
Net investment income (loss)	0.27	0.36 [8]	0.24	(0.10)	(0.04)	(0.23)

Portfolio turnover rate	21%	20%	39%	45%	33%	53%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the period January 1, 2009 through October 31, 2009.
[3]	For the year ended December 31.
[4]	Represents a share of capital stock outstanding prior to April 16, 2007.
[5]	Amount represents less than $0.01 per share.
[6]

Performance figures, exclusive of CDSC, may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[7]	The total return reflects a payment received due to the settlement of a regulatory matter. Absent this payment, the total return would have been 13.37% (Note 9).
[8]	Annualized.
[9]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 1.85%.

[10]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Legg Mason ClearBridge Appreciation Fund 2010 Annual Report

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class C Shares[1]	2010	2009[2]	2008[3]	2007[3]	2006[3,4]	2005[3,4]
Net asset value, beginning of year	$11.33	$10.08	$14.86	$15.12	$14.11	$14.42

Income (loss) from operations:
Net investment income (loss)	0.07	0.06	0.06	0.02	0.02	(0.03)
Net realized and unrealized gain (loss)	1.48	1.22	(4.32)	1.11	1.90	0.51
Proceeds from settlement of a regulatory matter	0.03	—	—	—	—	—

Total income (loss) from operations	1.58	1.28	(4.26)	1.13	1.92	0.48

Less distributions from:
Net investment income	(0.06)	(0.03)	(0.05)	(0.01)	(0.02)	(0.00)[5]
Net realized gains	—	—	(0.47)	(1.38)	(0.89)	(0.79)

Total distributions	(0.06)	(0.03)	(0.52)	(1.39)	(0.91)	(0.79)

Net asset value, end of year	$12.85	$11.33	$10.08	$14.86	$15.12	$14.11

Total return[6]	13.93%[7]	12.67%	(29.53)%	7.37%	13.80%	3.31%

Net assets, end of year (millions)	$368	$373	$372	$606	$658	$661

Ratios to average net assets:
Gross expenses	1.79%	1.78%[8]	1.73%	1.67%	1.70%[9]	1.77%
Net expenses	1.79	1.78 [8]	1.73	1.67	1.66 [9,10]	1.77
Net investment income (loss)	0.57	0.72 [8]	0.49	0.12	0.17	(0.20)

Portfolio turnover rate	21%	20%	39%	45%	33%	53%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the period January 1, 2009 through October 31, 2009.
[3]	For the year ended December 31.
[4]	Represents a share of capital stock outstanding prior to April 16, 2007.
[5]	Amount represents less than $0.01 per share.
[6]

Performance figures, exclusive of CDSC, may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[7]	The total return reflects a payment received due to the settlement of a regulatory matter. Absent this payment, the total return would have been 13.66% (Note 9).
[8]	Annualized.
[9]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 1.67% and 1.64%, respectively.

[10]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Legg Mason ClearBridge Appreciation Fund 2010 Annual Report

Financial highlights (cont’d)

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class FI Shares[1]	2010	2009[2]	2008[3]
Net asset value, beginning of year	$11.66	$10.35	$10.26

Income from operations:
Net investment income	0.15	0.10	0.01
Net realized and unrealized gain	1.55	1.26	0.20

Total income from operations	1.70	1.36	0.21

Less distributions from:
Net investment income	(0.12)	(0.05)	(0.12)

Total distributions	(0.12)	(0.05)	(0.12)

Net asset value, end of year	$13.24	$11.66	$10.35

Total return[4]	14.63%	13.19%	2.12%

Net assets, end of year (000s)	$258	$8	$0 [5]

Ratios to average net assets:
Gross expenses	1.14%	1.47%[6]	0.86%[6]
Net expenses	0.96 [7,8]	1.32 [6,7,8]	0.86 [6]
Net investment income	1.26	1.19 [6]	4.05 [6]

Portfolio turnover rate	21%	20%	39%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the period January 1, 2009 through October 31, 2009.
[3]	For the period December 19, 2008 (inception date) to December 31, 2008.
[4]

Performance figures may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]	Amount represents less than $1,000.
[6]	Annualized.
[7]	Reflects fee waivers and/or expense reimbursements.
[8]

As a result of an expense limitation arrangement, effective September 18, 2009 through December 31, 2012, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class FI shares will not exceed 1.05%. This expense limitation arrangement cannot be terminated prior to December 31, 2012 without the Board of Trustees’ consent.

See Notes to Financial Statements.

Legg Mason ClearBridge Appreciation Fund 2010 Annual Report

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class R Shares[1]	2010	2009[2]	2008[3]	2007[3]	2006[4,5]
Net asset value, beginning of year	$11.65	$10.34	$15.23	$15.47	$15.53

Income (loss) from operations:
Net investment income (loss)	0.11	0.10	0.14	0.14	(0.00)[6]
Net realized and unrealized gain (loss)	1.53	1.25	(4.45)	1.09	(0.06)

Total income (loss) from operations	1.64	1.35	(4.31)	1.23	(0.06)

Less distributions from:
Net investment income	(0.11)	(0.04)	(0.11)	(0.09)	—
Net realized gains	—	—	(0.47)	(1.38)	—

Total distributions	(0.11)	(0.04)	(0.58)	(1.47)	—

Net asset value, end of year	$13.18	$11.65	$10.34	$15.23	$15.47

Total return[7]	14.09%	13.08%	(29.17)%	7.87%	(0.39)%

Net assets, end of year (000s)	$5,513	$2,932	$1,450	$449	$10

Ratios to average net assets:
Gross expenses	1.42%	1.40%[8]	1.26%	1.13%	1.22%[8,9]
Net expenses	1.42 [10]	1.34 [8,10,11]	1.26	1.13	1.22 [8,9]
Net investment income (loss)	0.91	1.11 [8]	1.11	0.85	(0.28)[8]

Portfolio turnover rate	21%	20%	39%	45%	33%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the period January 1, 2009 through December 31, 2009.
[3]	For the year ended December 31.
[4]	For the period December 28, 2006 (inception date) to December 31, 2006.
[5]	Represents a share of capital stock outstanding prior to April 16, 2007.
[6]	Amount represents less than $0.01 per share.
[7]

Performance figures may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[8]	Annualized.
[9]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 1.20%.

[10]

As a result of an expense limitation arrangement, effective September 18, 2009 through December 31, 2012, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class R shares will not exceed 1.45%. This expense limitation arrangement cannot be terminated prior to December 31, 2012 without the Board of Trustees’ consent.

[11]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Legg Mason ClearBridge Appreciation Fund 2010 Annual Report

Financial highlights (cont’d)

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class I Shares[1]	2010	2009[2]	2008[3]	2007[3]	2006[3,4]	2005[3,4]
Net asset value, beginning of year	$11.64	$10.30	$15.19	$15.42	$14.38	$14.63

Income (loss) from operations:

Net investment income	0.20	0.15	0.21	0.20	0.19	0.15
Net realized and unrealized gain (loss)	1.52	1.25	(4.46)	1.14	1.93	0.53

Total income (loss) from operations	1.72	1.40	(4.25)	1.34	2.12	0.68

Less distributions from:

Net investment income	(0.19)	(0.06)	(0.17)	(0.19)	(0.19)	(0.14)
Net realized gains	—	—	(0.47)	(1.38)	(0.89)	(0.79)

Total distributions	(0.19)	(0.06)	(0.64)	(1.57)	(1.08)	(0.93)

Net asset value, end of year	$13.17	$11.64	$10.30	$15.19	$15.42	$14.38

Total return[5]	14.84%	13.63%	(28.79)%	8.56%	14.97%	4.62%

Net assets, end of year (millions)	$454	$342	$162	$765	$720	$667

Ratios to average net assets:
Gross expenses	0.73%	0.73%[6]	0.61%	0.57%	0.59%[7]	0.57%
Net expenses	0.73 [8]	0.72 [6,8,9]	0.61	0.57	0.59 [7,9]	0.57
Net investment income	1.60	1.69 [6]	1.49	1.22	1.24	1.00

Portfolio turnover rate	21%	20%	39%	45%	33%	53%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the period January 1, 2009 through October 31, 2009.
[3]	For the year ended December 31.
[4]	Represents a share of capital stock outstanding prior to April 16, 2007.
[5]

Performance figures may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[6]	Annualized.
[7]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 0.57%.

[8]

As a result of an expense limitation arrangement, effective September 18, 2009 through December 31, 2012, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class I shares will not exceed 0.90%. This expense limitation arrangement cannot be terminated prior to December 31, 2012 without the Board of Trustees’ consent.

[9]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Legg Mason ClearBridge Appreciation Fund 2010 Annual Report

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class IS Shares[1]	2010	2009[2]	2008[3]
Net asset value, beginning of year	$11.67	$10.31	$13.39

Income (loss) from operations:

Net investment income	0.22	0.16	0.10
Net realized and unrealized gain (loss)	1.52	1.26	(3.02)

Total income (loss) from operations	1.74	1.42	(2.92)

Less distributions from:
Net investment income	(0.20)	(0.06)	(0.16)

Total distributions	(0.20)	(0.06)	(0.16)

Net asset value, end of year	$13.21	$11.67	$10.31

Total return[4]	15.01%	13.81%	(21.75)%

Net assets, end of year (millions)	$398	$351	$306

Ratios to average net assets:

Gross expenses	0.61%	0.62%[5]	0.61%[5]
Net expenses	0.61 [6]	0.62 [5,6]	0.61 [5]
Net investment income	1.74	1.86 [5]	2.14 [5]

Portfolio turnover rate	21%	20%	39%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the period January 1, 2009 through October 31, 2009.
[3]	For the period August 4, 2008 (inception date) to December 31, 2008.
[4]

Performance figures may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]	Annualized.
[6]

As a result of an expense limitation arrangement, effective September 18, 2009 through December 31, 2012, the total annual operating expenses for Class IS shares will not exceed those of Class I shares. This expense limitation arrangement cannot be terminated prior to December 31, 2012 without the Board of Trustees’ consent.

See Notes to Financial Statements.

Legg Mason ClearBridge Appreciation Fund 2010 Annual Report

Notes to financial statements

1. Organization and significant accounting policies

Legg Mason ClearBridge Appreciation Fund (the “Fund”), is a separate diversified investment series of Legg Mason Partners Equity Trust (the “Trust”). The Trust, a Maryland statutory trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ. Subsequent events have been evaluated through the date the financial statements were issued.

(a) Investment valuation. Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. Debt securities are valued at the mean between the last quoted bid and asked prices provided by an independent pricing service, which are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund values these securities at fair value as determined in accordance with procedures approved by the Fund’s Board of Trustees. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates fair value.

The Fund has adopted Financial Accounting Standards Board Codification Topic 820 (“ASC Topic 820”). ASC Topic 820 establishes a single definition of fair value, creates a three-tier hierarchy as a framework for measuring fair value based on inputs used to value the Fund’s investments, and requires additional disclosure about fair value. The hierarchy of inputs is summarized below.

•	Level 1 — quoted prices in active markets for identical investments

•	Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The Fund uses valuation techniques to measure fair value that are consistent with the market approach and/or income approach, depending on the type of security and the particular circumstance. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable securities. The income approach uses valuation techniques to discount estimated future cash flows to present value.

The following is a summary of the inputs used in valuing the Fund’s assets carried at fair value:

Description	Quoted Prices (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Common stocks†	$4,020,897,025	—	—	$4,020,897,025
Short-term investments†	—	$206,084,000	—	206,084,000

Total investments	$4,020,897,025	$206,084,000	—	$4,226,981,025

†	See Schedule of Investments for additional detailed categorizations.

(b) Repurchase agreements. The Fund may enter into repurchase agreements with institutions that its investment adviser has determined are creditworthy. Each repurchase agreement is recorded at cost. Under the terms of a typical repurchase agreement, the Fund acquires a debt security subject to an obligation of

Legg Mason ClearBridge Appreciation Fund 2010 Annual Report

the seller to repurchase, and of the Fund to resell, the security at an agreed-upon price and time, thereby determining the yield during the Fund’s holding period. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian, acting on the Fund’s behalf, take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction maturity exceeds one business day, the value of the collateral is marked-to-market and measured against the value of the agreement in an effort to ensure the adequacy of the collateral. If the counterparty defaults, the Fund generally has the right to use the collateral to satisfy the terms of the repurchase transaction. However, if the market value of the collateral declines during the period in which the Fund seeks to assert its rights or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Foreign currency translation. Investment securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the date of valuation. Purchases and sales of investment securities and income and expense items denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the respective dates of such transactions.

The Fund does not isolate that portion of the results of operations resulting from fluctuations in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss on investments.

Net realized foreign exchange gains or losses arise from sales of foreign currencies, including gains and losses on forward foreign currency contracts, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Fund’s books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the values of assets and liabilities, other than investments in securities, on the date of valuation, resulting from changes in exchange rates.

Foreign security and currency transactions may involve certain considerations and risks not typically associated with those of U.S. dollar denominated transactions as a result of, among other factors, the possibility of lower levels of governmental supervision and regulation of foreign securities markets and the possibility of political or economic instability.

(d) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. Foreign dividend income is recorded on the ex-dividend date or as soon as practicable after the Fund determines the existence of a dividend declaration after exercising reasonable due diligence. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults or a credit event occurs that impacts the issuer, the Fund may halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default or credit event.

(e) REIT distributions. The character of distributions received from Real Estate Investment Trusts (“REITs”) held by the Fund is generally comprised of net investment income, capital gains, and return of capital. It is the policy of the Fund to estimate the character of distributions received from underlying REITs based on historical data provided by the REITs. After each calendar year end, REITs report the actual tax character of these distributions. Differences between the estimated and actual amounts reported by the REITs are reflected in the Fund’s records in the year in which they are reported by the REITs by adjusting related investment cost basis, capital gains and income, as necessary.

(f) Distributions to shareholders. Distributions from net investment income and distributions of net realized gains, if any, are declared at least annually. Distributions to shareholders of the Fund are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

Legg Mason ClearBridge Appreciation Fund 2010 Annual Report

Notes to financial statements (cont’d)

(g) Share class accounting. Investment income, common expenses and realized/unrealized gains (losses) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that share class.

(h) Federal and other taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986 (the “Code”), as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute its taxable income and net realized gains, if any, to shareholders in accordance with timing requirements imposed by the Code. Therefore, no federal or state income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on income tax returns for all open tax years and has concluded that as of October 31, 2010, no provision for income tax is required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by Internal Revenue Service and state departments of revenue.

Under the applicable foreign tax laws, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(i) Reclassification. GAAP requires that certain components of net assets be reclassified to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share. During the current year, the following reclassifications have been made:

	Undistributed Net Investment Income	Accumulated Net Realized Loss	Paid-in Capital
(a)	—	$624,277	$(624,277)
(b)	$(239,418)	239,418	—
(a)	Reclassifications are primarily due to the expiration of a capital loss carryover.
(b)	Reclassifications are primarily due to foreign currency transactions treated as ordinary income for tax purposes and book/tax differences in the treatment of certain investments.

2. Investment management agreement and other transactions with affiliates

LeggMason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and ClearBridge Advisors, LLC (“ClearBridge”) is the Fund’s subadviser. LMPFA and ClearBridge are wholly-owned subsidiaries of LeggMason, Inc. (“LeggMason”).

Under the investment management agreement, the Fund pays an investment management fee calculated daily and paid monthly, in accordance with the following breakpoint schedule:

Average Daily Net Assets	Annual Rate
First $250 million	0.750%
Next $250 million	0.700
Next $500 million	0.650
Next $1 billion	0.600
Next $1 billion	0.550
Over $3 billion	0.500

LMPFA provides administrative and certain oversight services to the Fund. LMPFA delegates to the subadviser the day-to-day portfolio management of the Fund except for management of cash and short-term instruments. For its services, LMPFA pays ClearBridge 70% of the net management fee it receives from the Fund.

As a result of an expense limitation arrangement between the Fund and LMPFA, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class FI, R and I shares did not exceed 1.05%, 1.45% and 0.90%, respectively. In addition, the total annual operating expenses for IS shares will not exceed those of Class I shares. This expense limitation arrangement cannot be terminated prior to December 31, 2012 without the Board of Trustees’ consent.

During the year ended October 31, 2010, fees waived and/or expenses reimbursed amounting to $226.

The manager is permitted to recapture amounts previously forgone or reimbursed to a class during the same fiscal year if the class’ total annual operating expenses have fallen to a level below the expense limitation (“expense cap”) in effect at the time the fees were earned or the expense incurred. In no case will the

Legg Mason ClearBridge Appreciation Fund 2010 Annual Report

manager recapture any amount that would result, on any particular business day of the Fund, in the class’ total annual operating expenses exceeding the expense cap or any other lower limit then in effect.

Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor.

There is a maximum initial sales charge of 5.75% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 5.00% on Class B shares, which applies if redemption occurs within one year from purchase payment. This CDSC declines thereafter by 1.00% per year until no CDSC is incurred. Class C shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

For the year ended October 31, 2010, LMIS and its affiliates received sales charges of approximately $372,000 on sales of the Fund’s Class A shares. In addition, for the year ended October 31, 2010, CDSCs paid to LMIS and its affiliates were approximately:

	Class A	Class B	Class C
CDSCs	$7,000	$417,000	$11,000

The Fund had adopted an unfunded, non-qualified deferred compensation plan (the “Plan”) which allowed non-interested trustees (“Independent Trustees”) to defer the receipt of all or a portion of their fees earned until a later date specified by the Independent Trustees. The deferred balances are reported in the Statement of Assets and Liabilities under Trustees’ fees payable and are considered a general obligation of the Fund and any payments made pursuant to the Plan will be made from the Fund’s general assets. The Plan was terminated effective January 1, 2007. This change had no effect on fees previously deferred. As of October 31, 2010, the Fund had accrued $10,488 as deferred compensation payable.

All officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

3. Investments

During the year ended October 31, 2010, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$817,169,156
Sales	1,066,199,685

At October 31, 2010, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Gross unrealized appreciation	$1,055,512,243
Gross unrealized depreciation	(81,240,412)
Net unrealized appreciation	$974,271,831

4. Derivative instruments and hedging activities

Financial Accounting Standards Board Codification Topic 815 requires enhanced disclosure about an entity’s derivative and hedging activities.

During the year ended October 31, 2010, the Fund did not invest in any derivative instruments.

5. Class specific expenses, waivers and/or reimbursements

The Fund has adopted a Rule 12b-1distribution plan and under that plan the Fund pays a service fee with respect to its Class A, B, C, FI and R shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class B, C and R shares calculated at the annual rate of 0.75%, 0.75% and 0.25% of the average daily net assets of each class, respectively. Distribution fees are accrued daily and paid monthly.

Legg Mason ClearBridge Appreciation Fund 2010 Annual Report

Notes to financial statements (cont’d)

For the year ended October 31, 2010, class specific expenses were as follows:

	Distribution Fees	Transfer Agent Fees
Class A	$6,666,373	$5,230,686
Class B	3,502,837	1,685,640
Class C	3,743,720	688,018
Class FI	314	350
Class R	21,580	13,344
Class I	—	492,873
Class IS	—	11,759

Total	$13,934,824	$8,122,670

For the year ended October 31, 2010, waivers and/or reimbursements by class were as follows:

Waivers/ Reimbursements
Class A	—
Class B	—
Class C	—
Class FI	$226
Class R	—
Class I	—
Class IS	—

Total	$226

6. Distributions to shareholders by class

	Year Ended October 31, 2010	Period Ended October 31, 2009*	Year Ended December 31, 2008
Net Investment Income:
Class A	$31,210,053	$10,939,221	$31,752,946
Class B	431,108	671,528	1,114,452
Class C	1,794,295	879,582	1,923,600
Class FI	83	36	1	†
Class R	32,435	8,429	14,494
Class I	5,542,811	1,554,648	3,144,261
Class IS	5,989,673	1,696,582	4,729,734	‡

Total	$45,000,458	$15,750,026	$42,679,488

Net Realized Gains:
Class A	—	—	$110,962,989
Class B	—	—	21,200,109
Class C	—	—	17,778,582
Class FI	—	—	—
Class R	—	—	43,798
Class I	—	—	24,486,782
Class IS	—	—	—

Total	—	—	$174,472,260

*	For the period January 1, 2009 through October 31, 2009.
†	For the period December 19, 2008 (inception date) to December 31, 2008.
‡	For the period August 4, 2008 (inception date) to December 31, 2008.

7. Shares of beneficial interest

At October 31, 2010, the Trust had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. The Fund has the ability to issue multiple classes of shares. Each class of shares represents an identical interest and has the same rights, except that each class bears certain direct expenses, including those specifically related to the distribution of its shares.

Legg Mason ClearBridge Appreciation Fund 2010 Annual Report

Transactions in shares of each class were as follows:

	Year Ended October 31, 2010		Period Ended October 31, 2009*		Year Ended December 31, 2008
	Shares	Amount	Shares	Amount	Shares	Amount
Class A
Shares sold	17,480,220	$218,094,590	23,391,041	$239,967,584	36,919,151	$460,388,577
Shares issued on reinvestment	2,431,640	30,322,529	977,337	10,545,446	10,275,384	135,396,889
Shares repurchased	(39,671,472)	(494,694,320)	(44,278,633)	(454,783,143)	(52,583,341)	(665,594,205)
Net decrease	(19,759,612)	$(246,277,201)	(19,910,255)	$(204,270,113)	(5,388,806)	$(69,808,739)

Class B
Shares sold	2,121,496	$25,694,705	2,811,602	$28,041,870	3,985,061	$50,761,179
Shares issued on reinvestment	35,158	426,123	63,394	661,835	1,584,762	21,575,810
Shares repurchased	(11,275,281)	(136,676,623)	(10,681,625)	(106,412,710)	(15,235,834)	(196,733,389)
Net decrease	(9,118,627)	$(110,555,795)	(7,806,629)	$(77,709,005)	(9,666,011)	$(124,396,400)

Class C
Shares sold	3,294,447	$39,932,178	3,579,097	$35,771,050	5,391,990	$65,644,359
Shares issued on reinvestment	142,513	1,734,385	81,107	851,619	1,377,073	18,477,907
Shares repurchased	(7,683,959)	(93,216,115)	(7,606,703)	(75,988,196)	(10,694,631)	(135,180,432)
Net decrease	(4,246,999)	$(51,549,552)	(3,946,499)	$(39,365,527)	(3,925,568)	$(51,058,166)

Class FI
Shares sold	24,727	$305,582	732	$7,304	5 †	$51 †
Shares issued on reinvestment	7	83	3	36	— †	— †
Shares repurchased	(5,903)	(76,230)	(71)	(854)	— †	— †
Net increase	18,831	$229,435	664	$6,486	5 †	$51 †

Class R
Shares sold	244,552	$3,021,698	172,737	$1,805,493	127,622	$1,698,929
Shares issued on reinvestment	2,599	32,435	782	8,429	4,478	58,292
Shares repurchased	(80,481)	(1,004,527)	(62,147)	(657,596)	(21,330)	(267,700)
Net increase	166,670	$2,049,606	111,372	$1,156,326	110,770	$1,489,521

Class I
Shares sold	13,696,586	$169,641,521	20,180,613	$207,296,410	11,213,384	$160,147,168
Shares issued on reinvestment	267,417	3,315,976	85,778	911,730	1,994,415	27,579,432
Shares repurchased	(8,926,783)	(109,834,576)	(6,583,111)	(72,598,691)	(47,823,676)	(648,054,997)
Net increase (decrease)	5,037,220	$63,122,921	13,683,280	$135,609,449	(34,615,877)	$(460,328,397)

Class IS
Shares sold	5,376,027	$66,324,279	5,282,295	$55,692,104	38,864,280 ‡	$521,336,258 ‡
Shares issued on reinvestment	482,260	5,989,673	157,675	1,696,582	475,257 ‡	4,724,057 ‡
Shares repurchased	(5,811,880)	(71,866,226)	(5,033,780)	(51,978,384)	(9,655,320)‡	(125,542,130)‡
Net increase	46,407	$447,726	406,190	$5,410,302	29,684,217 ‡	$400,518,185 ‡

*	For the period January 1, 2009 through October 31, 2009.
†	For the period December 19, 2008 (inception date) to December 31, 2008.
‡	For the period August 4, 2008 (inception date) to December 31, 2008.

8. Income tax information and distributions to shareholders

The tax character of distributions paid during the fiscal year ended October 31, 2010, fiscal period ended October 31, 2009 and fiscal year ended December 31, 2008 were as follows:

	October 31, 2010	October 31, 2009	December 31, 2008
Distributions paid from:
Ordinary income	$45,000,458	$15,750,026	$67,306,313
Net long-term capital gains	—	—	149,845,435

Total distributions paid	$45,000,458	$15,750,026	$217,151,748

Legg Mason ClearBridge Appreciation Fund 2010 Annual Report

Notes to financial statements (cont’d)

As of October 31, 2010, the components of accumulated earnings on a tax basis were as follows:

Undistributed ordinary income—net	$51,426,752
Capital loss carryforward*	(239,836,152)
Other book/tax temporary differences(a)	(219,118)
Unrealized appreciation (depreciation)(b)	974,282,571

Total accumulated earnings (losses) — net	$785,654,053

*	During the taxable year ended October 31, 2010, the Fund utilized $43,762,693 of its capital loss carryover available from prior years. As of October 31, 2010, the Fund had the following net capital loss carryforward remaining:

Year of Expiration	Amount
10/31/2017	$(239,836,152)

This amount will be available to offset any future taxable capital gains.

(a)	Other book/tax temporary differences are attributable primarily to the book/tax differences in the timing of the deductibility of various expenses.
(b)	The difference between book-basis and tax-basis unrealized appreciation (depreciation) is attributable primarily to the tax deferral of losses on wash sales and other book/tax basis adjustments on certain investments.

9. Regulatory matters

On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against Smith Barney Fund Management LLC (“SBFM”), a wholly-owned subsidiary of Legg Mason and the then investment adviser or manager to the Fund, and Citigroup Global Markets Inc. (“CGM”), a former distributor of the Fund, relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds, including the Fund (the “Affected Funds”).

The SEC order found that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940, as amended, and the rules promulgated there under (the “Advisers Act”). Specifically, the order found that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Affected Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Affected Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the Affected Funds’ investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange for, among other things, a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also found that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Affected Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Affected Funds’ best interests and that no viable alternatives existed.

SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding. The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order required Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Affected Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. The order also required that transfer agency fees received from the Affected Funds since December 1, 2004, less certain expenses, be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million held in escrow was distributed to the Affected Funds.

The order required SBFM to recommend a new transfer agent contract to the Affected Funds’ boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGM would have been required, at their expense, to engage an independent

Legg Mason ClearBridge Appreciation Fund 2010 Annual Report

monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Affected Funds’ boards selected a new transfer agent for the Affected Funds. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

Although there can be no assurance, LMPFA does not believe that this matter will have a material adverse effect on the Affected Funds.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

On May 12, 2010, the SEC approved the disbursement of approximately $108.6 million previously paid to the U.S. Treasury, reflecting the disgorgement of Citigroup’s profits, plus interest. On May 26, 2010, these amounts were disbursed to the Affected Funds pursuant to a Plan of Distribution approved by the SEC. The Fund has received $3,144,609, $2,122,716, $933,238 and $244 for Classes A, B, C and I, respectively, related to this distribution. All other amounts not previously distributed were retained by the U.S. Treasury.

10. Legal matters

Beginning in May 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM, a former distributor of the Fund, and other affiliated funds (collectively, the “Funds”) and a number of its then affiliates, including SBFM and Salomon Brothers Asset Management Inc. (“SBAM”), which were then investment adviser or manager to certain of the Funds (the “Managers”), substantially all of the mutual funds then managed by the Managers (the “Defendant Funds”), and Board members of the Defendant Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Managers caused the Defendant Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the Defendant Funds by improperly charging Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Defendant Funds failed to adequately disclose certain of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Defendant Funds’ contracts with the Managers, recovery of all fees paid to the Managers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. On May 27, 2005, all of the Defendants filed motions to dismiss the Complaint. On July 26, 2006, the court issued a decision and order (1) finding that plaintiffs lacked standing to sue on behalf of the shareholders of the Funds in which none of the plaintiffs had invested and dismissing those Funds from the case (although stating that they could be brought back into the case if standing as to them could be established), and (2) other than one stayed claim, dismissing all of the causes of action against the remaining Defendants, with prejudice, except for the cause of action under Section 36(b) of the 1940 Act, which the court granted plaintiffs leave to replead as a derivative claim.

On October 16, 2006, plaintiffs filed their Second Consolidated Amended Complaint (“Second Amended Complaint”) which alleges derivative claims on behalf of nine funds identified in the Second Amended Complaint, under Section 36(b) of the 1940 Act, against CAM, SBAM and SBFM as investment advisers to the identified funds, as well as CGM as a distributor for the identified funds (collectively, the “Second Amended Complaint Defendants”). The Fund was not identified in the Second Amended Complaint. The Second Amended Complaint alleges no claims against any of the funds or any of their Board Members. Under Section 36(b), the Second Amended Complaint alleges similar facts and seeks similar relief against the Second Amended Complaint Defendants as the Complaint.

On December 3, 2007, the court granted the Defendants’ motion to dismiss, with prejudice. On January 2, 2008, the plaintiffs filed a notice of appeal to the Second Circuit Court of Appeals. The appeal was fully briefed and oral argument before the U.S. Court of Appeals for the Second Circuit took place on March 5, 2009. The parties currently are awaiting a decision from the U.S. Court of Appeals for the Second Circuit.

Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed in the future.

Legg Mason ClearBridge Appreciation Fund 2010 Annual Report

Report of independent registered public accounting firm

The Board of Trustees and Shareholders

Legg Mason Partners Equity Trust:

We have audited the accompanying statement of assets and liabilities of Legg Mason ClearBridge Appreciation Fund, a series of Legg Mason Partners Equity Trust, including the schedule of investments, as of October 31, 2010, and the related statement of operations for the year then end, the statements of changes in net assets for the year then ended, for the period from January 1, 2009 to October 31, 2009 and for the year ended December 31, 2008, and the financial highlights for the year then ended, the period from January 1, 2009 to October 31, 2009 and for each of the years or periods in the four-year period ended December 31, 2008. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of October 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Legg Mason ClearBridge Appreciation Fund as of October 31, 2010, the results of its operations, the changes in its net assets, and the financial highlights for the periods described above, in conformity with U.S. generally accepted accounting principles.

New York, New York

December 14, 2010